UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 13, 2013

OCERA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35119	63-1192270
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of		Identification No.)
incorporation)

525 University Avenue, Suite 610
Palo Alto, CA	94301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 475-0150

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 13, 2013,  Ocera Therapeutics, Inc. (the “Company”) entered into a Technology Transfer and License Agreement (the “Agreement”) with Genentech, Inc. (“Genentech”) and F. Hoffman-La Roche, Ltd. (“Roche”, and together with Genentech, the “Licensee”).   Pursuant to the Agreement, the Company shall transfer ownership of certain equipment and tangible materials, and grant a license to the Company’s  intellectual property rights, related to the Company’s  Macrocyclic Template Chemistry (MATCHTM) discovery platform to the Licensee.   As consideration for the Agreement, the Licensee will pay to the Company an upfront payment of $4,000,000, with $3,000,000 paid upon execution of the Agreement and the remaining $1,000,000 payable following the Company’s confirmation of the technology transfer.   The Licensee has the sole right, but no obligation to perform research, development, manufacturing and commercialization activities related to the compounds transferred pursuant to the Agreement.   Subject to the license set forth in the Agreement, the Company’s shall own all right, title and interest in and to the licensed intellectual property.   The Agreement shall continue in effect until the last-to-expire claim of the patents licensed exclusively to Licensee pursuant to the Agreement, unless earlier terminated by either party due to an uncured material breach by the other party, and contains customary representations and warranties, confidentiality and indemnification provisions.

A copy of the Company’s press release regarding the foregoing is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

99.1	Press release of Ocera Therapeutics, Inc. dated December 17, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 17, 2013	Ocera Therapeutics, Inc.

	By:	/s/ Linda S. Grais, M.D.
	Name:	Linda S. Grais, M.D.
	Title:	President and Chief Executive Officer